                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.)

     Filed by the registrant [x]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [x] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                            FSI INTERNATIONAL, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[FSILOGO]

                            FSI INTERNATIONAL, INC.
                            322 LAKE HAZELTINE DRIVE
                            CHASKA, MINNESOTA 55318
                                  952/448-5440

                                                               December 15, 2000

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota, commencing at 3:30 p.m., Minneapolis time, on Wednesday, January 24, 2001.

     The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters on which action will be taken. During the meeting we will also review the activities of the past year and items of general interest about the Company.

     Please review the proxy materials carefully and use this opportunity to take part in the affairs of the Company by voting on the items to be considered at this meeting.

     All Shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we ask that you mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any Shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ DONALD S. MITCHELL
                                          Donald S. Mitchell
                                          President and Chief Executive Officer

                         ------------------------------

                             YOUR VOTE IS IMPORTANT

     EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID REPLY ENVELOPE PROVIDED. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED.
                         ------------------------------

                            FSI INTERNATIONAL, INC.

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 24, 2001
                         ------------------------------

To our Shareholders:

     The Annual Meeting of Shareholders of FSI International, Inc. (the "Company") will be held at the Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota on Wednesday, January 24, 2001, at 3:30 p.m., Minneapolis time, for the following purposes:

     1.  To elect three Class II directors for a three-year term.

     2. To approve an amendment to the Company's 1997 Omnibus Stock Plan to increase the number of shares reserved for issuance thereunder by 600,000.

     3. To approve an amendment to the Company's Employees Stock Purchase Plan to increase the number of shares reserved for issuance by 250,000.

     4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed December 4, 2000 as the record date for the meeting, and only Shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ LUKE R. KOMAREK
                                          Luke R. Komarek
                                          Secretary

December 15, 2000

                            FSI INTERNATIONAL, INC.
                         ------------------------------

                            PROXY STATEMENT FOR 2001

                         ANNUAL MEETING OF SHAREHOLDERS

                         ------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL INFORMATION

     This Proxy Statement and the enclosed proxy are being furnished in connection with the solicitation by the Board of Directors (the "Board") of FSI International, Inc. (the "Company"), a Minnesota corporation, of proxies for use in connection with the Annual Meeting of Shareholders (the "Meeting" or "Annual Meeting") to be held on Wednesday, January 24, 2001 and any adjournment thereof for the purposes described below and in the accompanying Notice. The Meeting will be held at the Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota beginning at 3:30 p.m.

     So far as the Board and the management of the Company are aware, no matters other than those described in this Proxy Statement will be acted upon at the Meeting. If, however, any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such matters.

     The address of the principal executive office of the Company is 322 Lake Hazeltine Drive, Chaska, Minnesota 55318 and the Company's telephone number is
(952) 448-5440. The mailing of this Proxy Statement and accompanying form of proxy to Shareholders will commence on or about December 18, 2000.

SOLICITATION OF PROXIES

     The Company will pay the cost of soliciting proxies. The Company has retained the services of Morrow & Co., Inc., a proxy solicitation firm, to aid in the solicitation of proxies from bankers, bank nominees and other institutional owners. The Company estimates that it will pay Morrow & Co. a fee of approximately $7,250 for its services and will reimburse Morrow & Co. for certain out-of-pocket expenses. The Company may reimburse brokerage firms and custodians, nominees and other record holders for forwarding soliciting materials to the beneficial owners of stock of the Company. In addition to solicitation by the use of the mails, certain directors, officers and employees of the Company may solicit proxies by telephone, personal contact or special letter without additional compensation to them.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

     Only Shareholders of record at the close of business on December 4, 2000 are entitled to vote at the Meeting. On the record date 25,439,935 shares of common stock ("Common Stock"), the only authorized and issued voting security of the Company, were outstanding. Each Shareholder is entitled to one vote for each share held and is not entitled to cumulate votes for the election of directors.

     Proxies in the accompanying form which are properly signed and duly returned to an officer of the Company will, unless otherwise specified on the proxy, be voted for Items 1, 2 and 3 on the proxy and voted in the discretion of the proxy holders as to any other matter that may properly come before the Meeting.

VOTING REQUIREMENT

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote on a matter to be acted upon at the Meeting is required for the approval of that matter. A Shareholder voting through a proxy who abstains with respect to any matter is considered to be present and entitled to vote on that matter at the Meeting, and is in effect a negative vote, but a Shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any matter shall not be considered present and entitled to vote on that matter.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections (the "Inspector"). The Inspector will also determine whether or not a quorum is present. In general, under Minnesota law, a quorum consists of a majority of the shares entitled to vote which are present or represented by proxy at the Meeting. The nominees for director will be elected to the Board if the nominee receives a majority of the shares present or represented and entitled to vote at the Meeting on that matter. The increase in shares authorized under the 1997 Omnibus Plan, as defined below, and in the Stock Plan, as defined below, will require the affirmative vote of a majority of the shares present or represented and entitled to vote on that matter.

REVOCABILITY OF PROXIES

     A Shareholder executing a proxy retains the right to revoke it at any time before it is exercised by providing notice in writing to an officer of the Company of termination of the proxy's authority or a properly signed and duly returned proxy bearing a later date. A Shareholder attending the Meeting may also revoke a proxy at the Meeting.

                (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table lists, as of October 13, 2000 (unless otherwise indicated below), certain information regarding the beneficial ownership of Common Stock of the Company by (i) each director, (ii) the nominees for director; (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement (the "Named Executives"), (iv) all of such directors, nominees, Named Executives and other executive officers as a group, and (v) each person or entity known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company. Except as otherwise noted below, each listed beneficial owner has sole voting and investment power with respect to such shares.

                                                                   NUMBER OF SHARES     PERCENT OF SHARES
       NAME OF PERSON OR IDENTITY OF GROUP              AGE       BENEFICIALLY OWNED    BENEFICIALLY OWNED
-------------------------------------------------       ---       ------------------    ------------------
EQSF Advisers, Inc.                                     N/A           3,484,000(1)             13.7
  767 Third Avenue
  New York, NY 10017
Wisconsin Investment Board                              N/A           2,644,700(1)             10.4
  121 East Wilson Street
  Madison, WI 53707
High Rock Capital Management                            N/A           1,304,900(1)              5.1
  28 State Street, 18th Floor
  Boston, MA 02109
Joel A. Elftmann                                         60             873,605(2)(3)           3.4
James A. Bernards                                        54              17,166(2)                *
Dale A. Courtney                                         63             180,662(2)                *
Terrence W. Glarner                                      57              18,822(2)                *
Patricia M. Hollister                                    40              24,372(2)                *
Willem D. Maris                                          61                   0                   *
Donald S. Mitchell                                       45               2,316(2)(4)             *
Krishnamurthy ("Raj") Rajagopal                          47                   0                   *
Benno G. Sand                                            46             114,814(2)(5)             *
Benjamin J. Sloan                                        60             191,165(2)                *
Charles R. Wofford                                       67              51,750(2)                *
All Nominees, Directors, Named Executives and
  other executive officers as a group (16
  persons)                                                            1,563,800(2)              6.2

---------------------------
 * Less than 1%

(1) This information was obtained from either the entity's quarterly 13F filings as of September 30, 2000 that was provided to the Company or from the Nasdaq National Market, Inc. and identified as representing the entity's quarterly 13F filings reflecting holdings as of September 30, 2000.

(2) Includes 54,999; 13,166; 166,665; 13,166; 22,319; 0; 0; 0; 101,165; 191,165;
    51,750 and 81,032 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 13, 2000 in favor of Mr. Elftmann, Mr. Bernards, Mr. Courtney, Mr. Glarner, Ms. Hollister, Mr. Maris, Mr. Mitchell, Mr. Rajagopal, Mr. Sand, Mr. Sloan, Mr. Wofford and the Directors, Nominees, Named Executives and other executive officers as a group, respectively.

(3) Includes 55,000 shares held in a partnership in which he shares voting and investment power with his spouse.

(4) Includes 500 shares in which he shares voting and investment power with his spouse.

(5) Includes 6,065 shares in which he shares voting and investment power with his spouse.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

THE NOMINEES AND DIRECTORS

     The Company's Articles of Incorporation, as amended, provide that the Board be divided into three classes of directors of as nearly equal size as possible. The members of each class are elected to serve a three-year term, and the terms are staggered. Joel A. Elftmann and Thomas D. George are directors in the class whose term expires at the Meeting. Terrence W. Glarner and Charles R. Wofford are Class III Directors with terms expiring in 2002. Donald S. Mitchell and James A. Bernards are Class I Directors with terms expiring in 2003. Mr. George has indicated to the Company that he does not wish to stand for reelection.

     The Board is recommending that Mr. Elftmann be re-elected a Class II Director. Given the recent vacancy on the Board, the Board is also recommending that Willem D. Maris, past Chairman of ASM Lithography, and Krishnamurthy Rajagopal, Chief Executive Officer of BOC Edwards, be elected as Class II Directors.

     Messrs. Elftmann, Maris and Rajagopal have indicated a willingness to serve as a director if elected. In case Messrs. Elftmann, Maris or Rajagopal is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion, unless an instruction to the contrary is indicated on the proxy. The Company has no reason to believe that Messrs. Elftmann, Maris or Rajagopal will be unable to serve as a director if elected.

     The accompanying proxy will be voted in favor of the election of the nominees, unless the Shareholder giving the proxy indicates to the contrary on the proxy.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE DIRECTOR-NOMINEES.

     Certain information concerning the nominees and other directors follows:

        Nominees for Election at the 2001 Meeting as a Class II Director

JOEL A. ELFTMANN              Mr. Elftmann is a co-founder of the Company and has served as a director of the Company since 1973 and as Chairman of the Board since August 1983. From August 1983 to August
                              1989, and from May 1991 until December 1999, Mr. Elftmann
                              served as Chief Executive Officer of the Company. From 1977 to August 1983, and from May 1991 until December 1999, Mr.
                              Elftmann served as President of the Company. Prior to 1977,
                              Mr. Elftmann was Vice President and General Manager of the
                              Company. Mr. Elftmann is also Chairman of the Supervisory
                              Board of Metron Technology B.V. He also has been a director of Veeco Instruments, Inc. since May 1994.
WILLEM D. MARIS               Past Chairman of the Board of Management, President and
                              Chief Executive Officer, ASM Lithography ("ASML"). Mr. Maris
                              retired from ASML in December of 1999 after serving as
                              Chairman of the Board, President and CEO since 1990. He is currently a member of the Board of Directors of MEMC
                              Electronic Materials, Inc. and Photronics, Inc. and is the
                              Chairman of the Supervisory Board of BE Semiconductor
                              Industries N.V. He also was the recent recipient of a
                              lifetime achievement award from SEMI Europe.
KRISHNAMURTHY RAJAGOPAL       Chief Executive, BOC Edwards since June 1998, a subsidiary of The BOC Group plc ("BOC Group"). In July 2000 he was
                              elected as an executive director of The BOC Group Board. He joined BOC in 1981 and has held several positions at BOC
                              Edwards. He was appointed Managing Director, Edwards Vacuum
                              Products in 1993 and Managing Director, Vacuum Technology
                              Division in 1996. He has a PhD in mechanical engineering. He currently is a member of the Board of Directors of Osaka
                              Sanso Kogyo and of several wholly owned subsidiaries of The
                              BOC Group.

             Class III Directors Whose Term Continues Until the 2002 Meeting

TERRENCE W. GLARNER           Mr. Glarner has served as a director of the Company since
                              October 1988. Since February 1993, Mr. Glarner has been
                              President of West Concord Ventures, Inc., a venture capital company. He also consults with Norwest Venture Capital. From
                              1982 to February 1993, Mr. Glarner was President of North
                              Star Ventures, Inc. and North Star Ventures II, Inc.,
                              venture capital funds. Mr. Glarner is also a director of
                              Aetrium Inc., Cima Labs, Inc., Datakey, Inc., Premis
                              Corporation, and SpectraScience, Inc.

CHARLES R. WOFFORD            Mr. Wofford has served as a director of the Company since
                              November 1992. He has also been Vice Chairman since February
                              1996. Since 1998, Mr. Wofford has been on the board of
                              directors of ST Assembly Test Services in Singapore. Since
                              April 1994, Mr. Wofford has been a business and management consultant. From April 1992 to April 1994, he was Chairman of the Board, Chief Executive Officer, and President of the
                              FARR Company, a manufacturer of clean room filtration
                              systems and equipment. Mr. Wofford was President and Chief
                              Executive Officer of the FARR Company from September 1991 to
                              March 1992, and from July 1991 to August 1991 he was
                              President and Chief Operating Officer. From 1958 to 1991,
                              Mr. Wofford held a variety of positions with respect to
                              Texas Instrument's semiconductor operations in the United
                              States, Europe, Asia, and Latin America, including Senior
                              Vice President, Semiconductor Group.

              Class I Directors Whose Term Continues Until the 2003 Meeting

JAMES A. BERNARDS             Mr. Bernards has served as a director of the Company since
                              July 1981. Since June 1993, Mr. Bernards has been President of Facilitation, Inc., which provides business and financial consulting services. Mr. Bernards was President of the
                              accounting firm of Stirtz, Bernards & Company from May 1981 to June 1993. Since 1986, Mr. Bernards has been President of
                              Brightstone Capital, Ltd., a venture capital fund manager.
                              He is also a director of Health Fitness Corporation,
                              Fieldworks, Inc., Entegris, Inc., August Technology, Inc.,
                              and several private companies.

DONALD S. MITCHELL            Donald S. Mitchell was named Chief Executive Officer and
                              President of FSI in December 1999 and was named a director of the Company in March 2000. From its formation in 1998
                              until December 1999, he was President of Air Products
                              Electronic Chemicals, Inc., located in Carlsbad, California, a division of Pennsylvania-based Air Products and Chemicals,
                              Inc. From 1991 to 1998 he served as President of Schumacher, a leading global chemical equipment and services supplier to the semiconductor industry. Throughout his career with
                              Schumacher, he held various executive positions, including
                              Vice President of Operations and Vice President of Sales and
                              Marketing.

     None of the directors or the nominees are related to one another or to any executive officer of the Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board met five times and adopted resolutions by written action nine times in fiscal 2000. The Board has an Audit, a Compensation, a Finance and a Nomination Committee.

     The Audit Committee, consisting of Messrs. Bernards, George and Glarner, met six times in fiscal 2000. Its functions include: recommending to the Board the independent auditors for the Company; establishing and reviewing the activities of the independent auditors; reviewing recommendations of the independent auditors and the responses of management to such recommendations; and reviewing and discussing with the independent auditors and the Company's management the Company's financial reporting, loss exposures and internal controls.

     The Company has a Compensation Committee consisting of Messrs. Bernards, Glarner and Wofford. The Compensation Committee adopted resolutions by written action six times and met four times in fiscal 2000. The Committee's functions include: reviewing and reporting to the Board on the programs for developing senior management personnel; approving and reporting to the Board the executive compensation plans and the compensation (including incentive awards) of certain executives; and reviewing and approving the Company's incentive plans. The Committee also grants or makes recommendations to the Board concerning employee stock options, and administers the FSI International, Inc. 1989 Stock Option Plan, 1994 Omnibus Stock Plan and 1997 Omnibus Stock Plan. It also oversees the Company's Employees Stock Purchase Plan.

     The Company has a Finance Committee consisting of Messrs. Bernards, Glarner and Wofford. It did not meet in fiscal 2000. Its functions include: reviewing and approving the investment policy of the Company's benefit plans; reviewing and recommending debt and equity financings; and reviewing and recommending the annual financial and capital plans.

     The Company's Nomination Committee consists of Messrs. Elftmann, George and Wofford. It met three times in fiscal 2000. Its functions include: evaluating and recommending qualified individuals to the Board; reviewing the qualifications of individuals for election or reelection as members of the Board; and reviewing the charters and membership of the Board's Committees and Board membership guidelines. The Committee will consider persons whom Shareholders recommend as candidates for election as Company directors. Any Shareholder wishing to make such a recommendation should submit it to the Secretary of the Company.

     During fiscal 2000, each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which he serves.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company (an "Outside Director") receives a quarterly fee of $3,000 for service on the Board and a fee of $1,000 for attending meetings of the Board. In addition, each Outside Director receives a fee of $500 for attending a meeting of a Committee on which the director serves if held other than the day of, the day preceding or the day following a meeting of the Board or an Annual Meeting of the Company's Shareholders.

     Upon joining the Board, each Outside Director receives a single grant of a nonstatutory stock option to purchase 20,000 shares of Common Stock under the FSI 1997 Omnibus Stock Plan (the "1997 Omnibus Plan"). The 1997 Omnibus Plan was approved by the Shareholders at the Company's 1997 Annual Meeting of Shareholders. The purchase price of each share subject to an option is the fair market value of a share of Common Stock of the Company at the time the option is granted. The options vest and become exercisable six months after the date of grant. Generally, the options expire ten years from the date of grant, but expiration may occur sooner in the event of an optionee's death. Each Outside Director serving as an Outside Director of the Company immediately following an Annual Meeting of the Company's Shareholders is granted a nonstatutory stock option under the 1997 Omnibus Plan to purchase 7,500 shares of Common Stock at the fair market value at the time of grant (each an "Annual Outside Director Option"). An Annual Outside Director Option vests and becomes exercisable on the January 1st following the date of grant. Generally, Annual Outside Director Options expire ten years after the date of grant.

           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     The Company's corporate headquarters and certain manufacturing facilities, aggregating approximately 162,000 square feet, are leased from three Minnesota partnerships which include two or more of the following individuals: Joel A. Elftmann, Chairman of the Board; Robert S. Blackwood, a former director and executive officer of the Company; and Joseph H. Wyers, a former director and executive officer of the Company. Annual rent under the three leases for the 2000 fiscal year totaled $797,200.

     The 140,000-square-foot facility is leased from a partnership in which all three such persons are partners under a lease expiring in October 2001. The Company and the partnership, effective November 1, 1995, entered into a new five-year lease at an annual rental rate of $700,000 per year, which rate commenced December 1, 1995. In connection with the sale of the Chemical Management Division to The BOC Group, Inc. ("BOC") in July 1999, the Company and the partnership extended the lease for the Company's corporate headquarters for an additional year (through October 2001) and subleased a portion of the facility to BOC. Mr. Rajagopal, a nominee for election to the Board of Directors, is an executive director of The BOC Group plc which is the parent company of BOC. In fiscal 2000, the sublease obligations of BOC totaled $357,400. Under the terms of the prime lease, the Company also pays all real estate taxes, insurance and maintenance expenses. Pursuant to the policy described below, the lease amendments were approved by a majority of the Board and a majority of the disinterested directors.

     The Company has adopted a policy prohibiting the lease of any additional facilities from entities in which its officers or directors have a material interest. However, this policy would not prohibit the Company from leasing any further additions to the above facilities or any extensions of the existing operating leases on the related facilities, if approved by a majority of the members of the Board who have no interest in the ownership of such facility and the terms of such rentals are based upon independent appraisals of the value of such property and market rentals for comparable property.

     The Company owns approximately 20.2% of the outstanding common stock of Metron Technology B.V. ("Metron"), a distributor of the Company's products. Joel
A. Elftmann, Chairman of the Board, is also Chairman of the Supervisory Board of Metron.

     The Company owns 49% of the outstanding capital stock of m-FSI Ltd., which distributes and acts as a licensee for certain of the Company's products in Japan. Messrs. Mitchell; John C. Ely, Vice President; President, Surface Conditioning Division; and Jitesh R. Mehta, Staff Vice President, Asian Business Development, of the Company, are directors of m-FSI Ltd.

     During the 2000 fiscal year, the Company sold approximately $89,717,000 of its products to Metron and approximately $11,138,000 of its products to m-FSI Ltd. Sales to Metron (and its subsidiaries) and to m-FSI Ltd. are made by the Company on commercially reasonable terms. In addition, in fiscal 2000 the Company paid Metron commissions of $663,000 for direct sales by the Company to Asia-Pacific customers.

     In addition to the leasing policy discussed above, the Board has adopted a policy regarding transactions, other than sales in the normal course of business, between the Company and any affiliate, including loans from the Company, requiring that all such transactions be approved by a majority of the Board and a majority of the disinterested outside directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent Shareholders are also required by the SEC's rules to furnish the Company with copies of all Section 16(a) reports they file.

     Specific due dates for such reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file reports by such dates during fiscal 2000. Based solely on its review of the copies of such reports received by it or written representations from certain reporting persons, the Company believes that during the fiscal year ended August 26, 2000, all Section 16(a) filing requirements applicable to its officers and directors and any ten percent Shareholders were complied with.

                         REPORT OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act that might incorporate all or portions of future filings, including this Proxy Statement with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act or Exchange Act.

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

     The Audit Committee consists of the following members of the Company's Board of Directors: James A. Bernards, Thomas D. George and Terrence W. Glarner. Each of the members of the Audit Committee is independent as defined under the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors which is included in this proxy statement as Appendix A.

     The primary function of the Audit Committee is to provide advice with respect to the Company's financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance. The Audit Committee's primary duties and responsibilities are to: (1) monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;
(2) monitor the independence and performance of the Company's independent auditors; and (3) provide an open avenue of communication among the independent auditors, management, and the Board of Directors.

REVIEW OF THE COMPANY'S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED AUGUST 26, 2000.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended August 26, 2000 with the Company's management. The Audit Committee has discussed with KPMG LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed with KPMG LLP, their independence.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended August 26, 2000 for filing with the SEC.

       JAMES A. BERNARDS       THOMAS D. GEORGE       TERRENCE W. GLARNER

                         Members of the Audit Committee

                      REPORT OF THE COMPENSATION COMMITTEE
                     OF THE BOARD ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings or future filings under the Securities Act or the Exchange Act, that might incorporate all or portions of future filings, including this Proxy Statement, the following report and the performance graph on page 15 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the SEC under the Securities Act or the Exchange Act.

OVERVIEW AND PHILOSOPHY

     The Compensation Committee of the Board (the "Compensation Committee") is composed entirely of Outside Directors. The current members of the Compensation Committee are Messrs. Bernards, Glarner and Wofford. The Compensation Committee is responsible for reviewing and/or administering the Company's compensation and stock option plans and determining the compensation to be paid to the Chief Executive Officer and certain other executive officers of the Company including the executive officers listed in the Summary Compensation Table. The objectives of the Company's executive compensation program are:

     - to attract, retain, motivate and reward high caliber executives;

     - to foster teamwork and support the achievement of the Company's financial and strategic goals through performance based financial incentives; and

     - through stock-based compensation to align the executive officers' interests with the success of the Company and the interests of Shareholders.

     The Company's executive compensation program strives to be competitive with the compensation provided by comparable companies in the high technology and semiconductor equipment industry. In that respect, the Company compares itself to a self-selected peer group (which is broader than the peer group used in the Performance Graph that appears elsewhere in this Proxy Statement). The self-selected peer group is subject to occasional change as members of the peer group alter their focus, merge or are acquired, or as new competitors emerge. In comparing itself to members of this peer group, the Company relies upon salary survey data developed and published by several external sources.

     The Compensation Committee periodically conducts a review of its executive compensation program. The purpose of the review is to ensure that the Company's executive compensation program is meeting the objectives listed above. In its review, the Compensation Committee considers data submitted by management and external data, including industry related compensation surveys.

     Executive compensation at the Company has three components: base salary, incentive bonus and stock options. The Compensation Committee uses its discretion to set executive compensation at levels which, in its judgment, are warranted by external, internal and individual circumstances. In particular, the compensation program is designed to set total compensation potential (salary, annual bonus and stock options) at a level similar to the level of total compensation paid to similarly positioned executives within the Company's compensation peer group. The Company does not currently have a policy with respect to the limit under Internal Revenue Code Section 162(m) on the deductibility of the qualifying compensation paid to its executives as it is likely that under current tax laws all such compensation will be deductible by the Company.

BASE SALARY

     The base salary of each of the executive officers, including the Chief Executive Officer, is targeted to be at or near the competitive median within the high technology and semiconductor industry peer group to which the Company compares itself for compensation purposes. In determining an individual's base salary, the Compensation Committee considers the compensation levels of similar positions within the peer group, the responsibilities and performance of the individual executive officer and the Company's recent financial performance.

     Generally, salary decisions are made by the Compensation Committee near the beginning of each calendar year based upon evaluations and recommendations made by the Chief Executive Officer. A performance assessment for each executive officer reporting to the Chief Executive Officer is submitted to the Committee. The appraisal typically assesses such individual's performance in the following areas: accountabilities of the position, individual goals and objectives, special projects and assignments, management skills, leadership competencies and the achievement of learning and development goals. Generally, a salary recommendation is made based upon the individual's overall performance assessment and where the individual's salary falls within the range of salaries reported for similar positions in the peer group and technology and semiconductor industry compensation surveys. In fiscal 2000, the Company's executive officers received base salary increases to reflect merit increases.

INCENTIVE BONUSES

     Executive officers and certain key employees are each eligible to receive an annual incentive bonus at the end of the fiscal year based upon the Company's financial performance. The purpose of this annual cash incentive program is to provide a direct financial incentive to executives and other key employees to meet or exceed the Company's annual corporate and divisional financial performance objectives and strategic goals.

     Typically each year a threshold, plan and maximum financial performance target (profit or operating income) are established for the Company and each of its two divisions. Generally, for each of the divisions and for the Company, threshold represents 85% of the plan target and maximum represents 120% of the plan target.

     All eligible participants are entitled to an award if the Company's threshold, plan or maximum profit target is achieved. The potential award for individuals with primarily corporate level responsibilities is based upon whether the Company's threshold, plan or maximum targets have been reached. However, individuals with primarily divisional responsibilities generally are eligible for an award based upon the achievement of that Division's threshold, plan or maximum target even if the Company fails to reach its threshold target. A significant portion of such individual's total bonus potential is related to the Division's profit performance. In fiscal 2001, the incentive program is based on the Company's financial performance and each Division's performance against several operating metrics.

     Cash bonus awards at threshold, plan and maximum targets are calculated based upon a specified percentage of base salary determined primarily upon the individual's job level within the organization and survey data from the Company's selected peer group and technology and semiconductor industry compensation surveys for comparable positions. An individual's potential annual incentive bonus at threshold, plan and maximum is determined near the beginning of the fiscal year by the Compensation Committee based upon recommendations made by the Chief Executive Officer and the Vice President, Administration. Based upon the Company's achievement of its financial performance plan target and the Divisions achieving certain of their operating metrics, incentive awards were paid under the FSI Management Incentive Plan to the Company's executive officers and to the Company's employees under the Company's Profit Enhancement Plan.

     The Committee also has the authority to grant discretionary bonuses to executive officers and other employees to recognize extraordinary efforts or outstanding contributions relating to important Company projects. It has done so infrequently. No such discretionary bonuses were paid to executive officers in fiscal 2000.

STOCK OPTIONS

     Stock options are the principal vehicle used by the Company for the payment of long-term compensation. The Company awards stock options to align the interests of its executive officers and key personnel with those of its Shareholders and to increase the long-term value of the Company. Through deferred vesting, this component of the Company's compensation creates an incentive for individuals to remain with the Company. The objectives of stock option grants are to assist in the recruitment, motivation and retention of key professional and managerial personnel as well as to reward eligible employees for outstanding performance and to provide a stock-based incentive to improve the Company's financial performance.

     Generally, stock options are granted to eligible employees from time to time based primarily upon the individual's actual and/or potential contributions and the Company's financial performance. To date, all stock options have been granted at or above fair market value. Generally, such options vest over a period of several years; however, for certain option grants, vesting is accelerated if certain financial performance objectives are met. Accordingly, an executive receiving an option generally is rewarded only if the market price of the Company's Common Stock appreciates. Stock options are authorized by the Compensation Committee. Since long-term options generally vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Committee, but are not entirely determinative of future grants.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Compensation Committee determines the Chief Executive Officer's compensation package in accordance with the methodology described above. Total compensation is targeted at the competitive median of chief executive officers in a selected peer group in the high technology and semiconductor equipment industry. In evaluating and setting the CEO's target annual compensation, the Committee reviews the Company's business and financial performance and total compensation data from the comparable peer group. That review is based upon a number of factors including sales, earnings, backlog, market share, return on equity and total Shareholder return. The Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon a consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies.

Base Salary

     Base salary is targeted at the median salary of chief executive officers in the comparable peer group. In determining Mr. Mitchell's base salary, the Compensation Committee reviewed compensation levels of peer group chief executive officers and Mr. Mitchell's skills and experience. Mr. Mitchell was hired in fiscal 2000 and did not receive an increase in base salary in fiscal 2000.

Incentive Bonus

     As part of the terms of his offer letter from the Company, Mr. Mitchell received a sign-on bonus of $50,000. Pursuant to the terms of his employment agreement, Mr. Mitchell was awarded a bonus in the amount of $192,000 at the end of fiscal 2000 based on the achievement of key financial and strategic objectives.

Stock Options

     As part of his employment offer, Mr. Mitchell was granted an option of 400,000 shares of Common Stock of the Company vesting 25% each year over a four-year period.

       JAMES A. BERNARDS       TERRENCE W. GLARNER      CHARLES R. WOFFORD

                     Members of the Compensation Committee

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows for the Chief Executive Officer and the four other most highly compensated executive officers as of the fiscal year ended August 26, 2000 who served in that capacity during any portion of fiscal 2000, certain summary information concerning compensation paid or accrued by the Company for services in all capacities for the last fiscal year as well as compensation earned by such person for the previous two fiscal years (if the person was an executive officer during any part of such fiscal year):

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                                         ----------------------------------   ------------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                              -------------------------   --------
                                                                              RESTRICTED    SECURITIES
                                                               OTHER ANNUAL     STOCK       UNDERLYING      LTIP      ALL OTHER
           NAME AND             FISCAL   SALARY     BONUS      COMPENSATION   AWARDS(S)    OPTIONS/SARS   PAYOUTS    COMPENSATION
      PRINCIPAL POSITION         YEAR      ($)       ($)           (1)           ($)           (#)          ($)         ($)(2)
------------------------------  ------   -------   -------     ------------   ----------   ------------   --------   ------------
Joel A. Elftmann,                2000    315,000    63,000          --           -0-               0         --         48,023
  Chairman(3)                    1999    315,000        --          --           -0-          20,000         --         91,595
                                 1998    318,647        --          --           -0-          50,000         --         48,023
Donald S. Mitchell               2000    249,039   242,000          --           -0-         400,000         --         10,002
  President and Chief
    Executive
  Officer(4)
Dale A. Courtney,                2000    196,365    65,000          --           -0-          26,000         --         21,400
  Senior Vice President;         1999    193,000        --          --           -0-          12,500         --         58,587
  President, Surface             1998    196,685        --          --           -0-          20,000         --         25,378
  Conditioning Division(5)
Patricia M. Hollister            2000    143,943    23,250          --           -0-          22,000         --         21,400
  Chief Financial Officer        1999    130,813    38,000(7)       --           -0-          12,500         --         19,930
  and Assistant Secretary(6)     1998    115,753        --                       -0-          20,000         --          7,386
Benno G. Sand,                   2000    225,225    45,000          --           -0-          26,000         --         26,414
  Executive Vice President,      1999    220,000    43,000(7)       --           -0-          15,000         --         78,817
  Business Development and       1998    208,765        --          --           -0-          40,000         --         21,400
  Investor Relations
Dr. Benjamin J. Sloan,           2000    240,000     2,885          --           -0-          26,000         --         26,400
  Executive Vice President;      1999    240,000        --          --           -0-          15,000         --         65,187
  President, Microlithography    1998    219,202        --          --           -0-          40,000         --         26,400
  Division

---------------------------

(1) Disclosure is not required by applicable SEC rules, as the aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the Named Executives.

(2) Compensation reported represents: (a) the estimated dollar value of Company contributions to the Company's defined contribution pension plan based upon such individual's earnings for the year being reported; and (b) the dollar value of premiums paid by the Company on split-dollar life insurance policies to which the Company will, upon the named individual's death or liquidation of the policy, be entitled to a refund of all premium payments made on the policy by the Company and the balance to the individual or his designated beneficiaries. For fiscal 1999, it also includes the payout of accrued vacation and sick leave in connection with the elimination of that policy at the Company and the conversion to a Company wide paid time off
    (PTO) policy. The dollar value of each benefit for the fiscal year ended August 26, 2000 is: J. Elftmann, (a) $6,400, (b) 41,623; D. Mitchell, (a)
    $0, (b) $10,002; D. Courtney, (a) $6,400, (b) $15,000; P. Hollister, (a)
    $6,400, (b) $15,000; B. Sand, (a) $6,400, (b) $20,014; B. Sloan, (a) $6,400,
    (b) $20,000.

(3) Mr. Elftmann served as Chief Executive Officer for a portion of fiscal 2000.

(4) Mr. Mitchell became an officer of the Company in fiscal 2000 and his compensation is for a partial fiscal year.

(5) Mr. Courtney resigned as an officer at the end of the fiscal year.

(6) Ms. Hollister became an officer of the Company in fiscal 1998.

(7) In connection with the sale of the Chemical Management Division in fiscal 1999, the Compensation Committee awarded discretionary bonuses to certain individuals involved in the transaction including these two named executives.

                                 STOCK OPTIONS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth individual grants of stock options made to the Named Executives during the fiscal year ended August 26, 2000.

                                          INDIVIDUAL GRANTS                                                POTENTIAL REALIZABLE
-----------------------------------------------------------------------------------------------------        VALUE AT ASSUMED
                           NUMBER OF                                                                         ANNUAL RATES OF
                          SECURITIES        PERCENT OF TOTAL                                             STOCK PRICE APPRECIATION
                          UNDERLYING          OPTIONS/SARS                                                  FOR OPTION TERM(2)
                         OPTIONS/SARS     GRANTED TO EMPLOYEES      EXERCISE OR                          ------------------------
        NAME             GRANTED(#)(1)       IN FISCAL YEAR       BASE PRICE($/SH)    EXPIRATION DATE      5%($)         10%($)
---------------------    -------------    --------------------    ----------------    ---------------    ----------    ----------
Joel A. Elftmann                  0
Donald S. Mitchell          400,000               39.0%                10.250            12/13/09        2,659,913     6,664,031
Dale A. Courtney             26,000                2.5%                13.063             4/18/10          250,654       600,303
Patricia M. Hollister        22,000                2.1%                13.063             4/18/10          212,092       507,949
Benno G. Sand                26,000                2.5%                13.063             4/18/10          250,654       600,303
Benjamin J. Sloan            26,000                2.5%                13.063             4/18/10          250,654       600,303

---------------------------

(1) All of these options were granted under the Company's 1997 Omnibus Stock Plan. One-third of the options granted will vest on each of the first two anniversaries of the date of grant and the remainder on the third anniversary except for Mr. Mitchell's. Mr. Mitchell's options vest one-quarter on each of the four anniversaries of the date of grant. All options were granted at fair market value on the date of grant and have a term of ten years. Generally all of the options will become fully exercisable upon approval by the Company's Shareholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.

(2) We recommend caution in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the SEC. They assume the value of Company stock appreciates 5% or 10% each year, compounded annually, for the term of each option and do not take into account any taxes that would be due. They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the end of the option term.

                (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2000
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table shows, as to the Named Executives, information concerning stock options exercised and the value of options held by such persons at the end of fiscal 2000 including those listed in the table above.

                                                               NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED                IN-THE-MONEY
                       SHARES ACQUIRED                        OPTIONS/SARS AT FISCAL                OPTIONS/SARS
                         ON EXERCISE     VALUE REALIZED             YEAR-END(#)               AT FISCAL YEAR-END($)(3)
        NAME                 (#)             ($)(1)        EXERCISABLE(2)/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
---------------------  ---------------   --------------   -------------------------------   ----------------------------
Joel A. Elftmann                0                  0          54,999           35,001          423,958         293,242
Donald S. Mitchell              0                  0               0          400,000                0       2,500,000
Dale A. Courtney                0                  0         166,665           49,001        1,764,130         262,573
Patricia M. Hollister      15,000           $142,608          22,319           39,981          179,013         225,256
Benno G. Sand                   0                  0         101,165           57,335          727,762         336,922
Benjamin J. Sloan               0                  0         191,165           57,335        2,009,012         336,922

---------------------------

(1) Represents market value of underlying securities on date of exercise less the exercise price.

(2) Includes options exercisable within 60 days of fiscal year end.

(3) Represents market value of underlying securities at fiscal year end ($16.500 per share) less the exercise price.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     On December 12, 1999, as part of its offer of employment, the Company and Donald S. Mitchell signed an employment agreement (the "Mitchell Agreement"). Pursuant to that arrangement, Mr. Mitchell's annual salary is $350,000 subject to annual increases at the discretion of the Board. The Mitchell Agreement also provides that his annual incentive bonus at target performance will be 100% of his salary. Mr. Mitchell is also entitled to payment of certain commuting and living expenses and an annual perquisite amount.

     The Company has entered into Management Agreements (the "Agreements") with Messrs. Elftmann, Mitchell, Hollister, Sand and Sloan. The Agreements are operative only upon the occurrence of certain changes in control of the Company. Absent a change in control, the Agreements do not require the Company to retain the executive officers or to pay them any specified level of compensation or benefits. The Company, however, has adopted a severance plan which does provide severance benefits to employees in certain circumstances.

     Each Agreement provides that if, within two years after a change in control, as defined in the Agreements, the executive officer's employment is terminated by the Company other than (i) for cause, (ii) on account of the death, disability or retirement of the executive, or (iii) voluntarily by the executive (other than voluntary terminations following events that constitute a "Constructive Involuntary Termination" (as defined in the Agreements, and which term includes compensation reductions, demotions, relocations and excessive travel)), the executive is entitled to receive a lump sum severance payment.

     The amount of the lump sum severance payment is equal to two times the individual's highest rate of compensation during the 12 months immediately preceding the change in control and a specified percentage of the individual's highest salary during the preceding twelve months in lieu of the individual's no longer being eligible to participate in the Company's incentive plans. The Agreements also provide for certain cash payments for outplacement services and in lieu of certain insurance and benefit plans. If a change in control of the Company occurred and resulted in the termination of a Named Executive, giving rise to payments under these Agreements, then as of December 1, 2000, the approximate amounts payable to the Named Executives would be as follows: Mr. Elftmann $947,800; Mr. Mitchell $1,465,800; Ms. Hollister $533,800; Mr. Sand $712,600; and Dr. Sloan $737,800.

                              PERFORMANCE GRAPH(1)

     The graph below compares the performance of the Company's Common Stock to cumulative five year performance on the Nasdaq Stock Market -- U.S. Companies ("Nasdaq-US") and the Company's peer group index (the "Peer Index") over the period of August 31, 1995 through August 31, 2000.

     For several years, the Company has used a self-selected peer group index of companies that manufacture equipment used in the microelectronics industry (the Peer Index) as there is no published industry or line of business index that the Company believes is appropriate for comparison purposes. The Peer Index consists of the following companies: Applied Materials, Inc.; ASM Lithography Holding NV; CFM Technologies, Inc.; GaSonics International, Inc.; Lam Research Corporation; Mattson Technology, Inc.; Novellus Systems, Inc.; Semitool, Inc.; Silicon Valley Group, Inc.; SpeedFam-IPEC, Inc. and Ultratech Stepper, Inc.

     The chart below assumes that $100 was invested on August 31, 1995 in each of the Company's Common Stock, the Nasdaq-US and the Peer Index and that all dividends were reinvested. In addition, the graph weights the constituent companies on the basis of their respective market capitalizations measured at the beginning of each relevant time period.
PERFORMANCE GRAPH

                                                 FSI INTERNATIONAL, INC.           NASDAQ-U.S.                 PEER INDEX
                                                 -----------------------           -----------                 ----------
August 1995                                              100.00                       100.00                      100.00
August 1996                                              391.00                       334.00                      614.00
August 1997                                              673.00                       376.00                     1799.00
August 1998                                              219.00                       525.00                      524.00
August 1999                                              234.00                       928.00                     1204.00
August 2000                                              600.00                      1352.00                     1020.00


                                August 1995    August 1996    August 1997    August 1998    August 1999    August 2000
 FSI International, Inc.            100            391             673           219             234            600
 Nasdaq-U.S.                        100            334             376           525             928           1352
 Peer Index                         100            614            1799           524            1204           1020

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

               PROPOSAL TO AMEND THE FSI 1997 OMNIBUS STOCK PLAN
                           (ITEM 2 ON THE PROXY CARD)

AMENDMENT TO FSI 1997 OMNIBUS STOCK PLAN

     The Company's 1997 Omnibus Stock Plan (the "1997 Omnibus Plan") was approved by the Board of Directors effective December 2, 1996 and by the Shareholders of the Company on January 22, 1997. To accommodate the increase in the number of employees participating in the 1997 Omnibus Plan and to enable the Company to continue to offer such persons the opportunity to realize stock appreciation and facilitate stock ownership in the Company as well as facilitate the recruitment or retention of high-caliber individuals to key management positions, the Shareholders approved an amendment to the 1997 Omnibus Plan to increase the number of shares of Common Stock reserved for issuance by an additional 750,000 shares at the 1998 Annual Meeting, approved the issuance of an additional 350,000 shares under the plan at the 1999 Annual Meeting and at the 2000 Annual Meeting approved an increase in the number of shares authorized under the Plan by an additional 400,000 shares. As of December 4, 2000 (the meeting record date) there were 2,500,000 shares authorized under the Plan representing 9.8% of the total shares outstanding. Of that amount, 287,439 shares are available for future option grants and 2,039,923 shares are subject to issued but unexercised options. In addition, there are 637,132 stock options outstanding under the Company's prior stock option plans representing 2.5% of the total outstanding shares as of December 4, 2000. In the aggregate, there are 2,677,055 shares subject to outstanding options or that are available for issuance constituting 10.5% of the total outstanding shares. In the event the proposal to increase the number of shares by 600,000 is approved by the Shareholders, the total percent of outstanding shares available for issuance (including those currently subject to issued but unexercised option grants) based upon the total outstanding shares as of December 4, 2000 would be approximately 12.9%.

     The Compensation Committee of the Board of Directors and the Board of Directors continue to believe that stock-based compensation programs are a key element in achieving the Company's continued financial and operational success. The Company's compensation programs have been designed to motivate representatives of the Company to work as a team to achieve the corporate goal of maximizing Shareholder return.

PURPOSE

     The purpose of the 1997 Omnibus Plan is to motivate key employees to produce a superior return to the Shareholders of the Company by offering such eligible personnel an opportunity to realize stock appreciation, by facilitating their stock ownership and by rewarding them for achieving a high level of corporate financial performance. In addition, the 1997 Omnibus Plan promotes the interests of the Company and its Shareholders by providing Outside Directors with an opportunity to acquire a proprietary interest in the Company, to compensate Outside Directors for their contributions to the Company and to aid in attracting and retaining Outside Directors. Options granted under the 1997 Omnibus Plan to Outside Directors are nonstatutory stock options that do not meet the requirements of Section 422 of the Internal Revenue Code.

ADMINISTRATION

     The 1997 Omnibus Plan is administered by the Compensation Committee (the "Committee"). The Committee has the authority to adopt, revise and waive rules relating to the 1997 Omnibus Plan and to determine the timing and identity of participants, the amount of any awards, and other terms and conditions of awards. The Committee may delegate its responsibilities under the 1997 Omnibus Plan to members of management of the Company or to others with respect to the selection and grants of awards to employees of the Company who are not deemed to be officers, directors or 10% Shareholders of the Company under applicable Federal securities laws. Certain grants of options and the amount and nature of the awards to be granted to Outside Directors are automatic. Because the Plan has two basic components, options for Outside Directors and discretionary options for employees and consultants, the terms of which are substantially different, these two separate components of the 1997 Omnibus Plan are described separately below.

A. AWARDS TO EMPLOYEES AND CONSULTANTS

ELIGIBILITY AND NUMBER OF SHARES

     All employees of the Company and its affiliates are eligible to receive awards under the 1997 Omnibus Plan at the discretion of the Committee. Nonstatutory stock options under the 1997 Omnibus Plan also may be awarded by the Committee to individuals or entities that are not employees but who provide services to the Company or its affiliates in capacities such as advisers, directors, and consultants. The Company and its affiliates presently have approximately 950 employees.

     The total number of shares of Company Common Stock currently available for distribution under the 1997 Omnibus Plan is 2,500,000 (subject to adjustment for future stock splits, stock dividends and similar changes in the capitalization of the Company). No more than 100,000 shares pursuant to a stock option or a stock appreciation right may be granted to any one individual under the 1997 Omnibus Plan in any calendar year. Subject to this limitation, there is no limit on the number of shares in respect of which awards may be granted by the Committee to any person.

     The 1997 Omnibus Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. Such agreements will be entered into by the recipients of the awards and the Company on or after the time the awards are granted and are subject to amendment, including unilateral amendment by the Company unless such amendments are determined by the Committee to be materially adverse to the participant and are not required as a matter of law. Any shares of Company Common Stock subject to awards under the 1997 Omnibus Plan which are not used because the terms and conditions of the awards are not met may be reallocated as though they had not previously been awarded, unless such shares were used to calculate the value of stock appreciation rights which have been exercised.

TYPES OF AWARDS

     The types of awards that may be granted under the 1997 Omnibus Plan include restricted and unrestricted stock, incentive and nonstatutory stock options, stock appreciation rights, performance units, and other stock-based awards. Subject to the restrictions described in this Proxy Statement with respect to incentive stock options, such awards are exercisable by the participants at such times as are determined by the Committee. Except as noted below, during the lifetime of a person to whom an award is granted, only that person (or that person's legal representative) may exercise an option or stock appreciation right, or receive payment with respect to performance units or any other award. No award may be sold, assigned, transferred, exchanged or otherwise encumbered other than pursuant to a qualified domestic relations order. However, the Committee may provide (i) that an award shall be transferable to a successor in the event of a participant's death, or (ii) that an award (other than incentive stock options) may be transferable to members of the participant's immediate family or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners, if the participant does not receive any consideration for the transfer.

     In addition to the general characteristics of all of the awards described in this Proxy Statement, the basic characteristics of each type of award that may be granted to an employee (and in some cases, a consultant, director, or other advisor) under the 1997 Omnibus Plan are as follows:

RESTRICTED AND UNRESTRICTED STOCK, AND OTHER STOCK-BASED AWARDS

     The Committee is authorized to grant, either alone or in conjunction with other awards, stock and stock-based awards. The Committee shall determine the persons to whom such awards are made, the timing and amount of such awards, and all other terms and conditions. Company Common Stock granted to participants may be unrestricted or may contain such restrictions, including provisions requiring forfeiture and imposing restrictions upon stock transfer, as the Committee may determine. Unless forfeited, the recipient of restricted Common Stock will have all other rights of a Shareholder, including without limitation, voting and dividend rights. The 1997 Omnibus Plan provides that no more than 100,000 shares in the form of restricted stock and 25,000 shares in the form of unrestricted stock can be issued under the 1997 Omnibus Plan.

     To date no such awards have been made under the Plan nor are any currently contemplated.

INCENTIVE AND NONSTATUTORY STOCK OPTIONS

     Both incentive stock options and nonstatutory stock options may be granted to participants at such exercise prices as the Committee may determine but not less than 100% of the fair market value (as defined in the 1997 Omnibus Plan) of the underlying stock as of the date the option is granted. Stock options may be granted and exercised at such times as the Committee may determine, except that unless applicable Federal tax laws are modified, (i) no incentive stock options may be granted more than 10 years after the effective date of the 1997 Omnibus Plan, (ii) an incentive stock option shall not be exercisable more than 10 years after the date of grant and (iii) the aggregate fair market value of the shares of Company Common Stock with respect to which incentive stock options held by an employee under the 1997 Omnibus Plan and any other plan of the Company or any affiliate may first become exercisable in any calendar year may not exceed $100,000. Additional restrictions apply to an incentive stock option granted to an individual who beneficially owns 10% or more of the outstanding shares of the Company.

     The purchase price for stock purchased upon the exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased or in a combination of cash and stock, as determined by the Committee. The Committee may permit optionees to simultaneously exercise options and sell the stock purchased upon such exercise pursuant to brokerage or similar relationships and use the sale proceeds to pay the purchase price. The Committee may provide, at or after the grant of a stock option, that a 1997 Omnibus Plan participant who surrenders shares of stock in payment of an option shall be granted a new incentive or nonstatutory stock option covering a number of shares equal to the number of shares so surrendered.

     In addition, options may be granted under the 1997 Omnibus Plan to employees of entities acquired by the Company in substitution of options previously granted to them by the acquired entity.

STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS

     The value of a stock appreciation right granted to a participant is determined by the appreciation in Company Common Stock, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted. The participant receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the stock appreciation right is exercised, exceeds a price specified by the Committee at the time the right is granted. The price specified by the Committee must be at least 100% of the fair market value of the specified number of shares of Company Common Stock to which the right relates determined as of the date the stock appreciation right is granted. No stock appreciation right may be exercised less than six months from the date it is granted unless the participant dies or becomes disabled.

     Performance units entitle the participant to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term. Payments with respect to stock appreciation rights and performance units may be paid in cash, shares of Company Common Stock or a combination of cash and shares as determined by the Committee. To date no such awards have been made under the Plan nor are any currently contemplated.

ACCELERATION OF AWARDS, LAPSE OF RESTRICTIONS, FORFEITURE

     The Committee may provide for the lapse of restrictions on restricted stock or other awards, accelerated exercisability of options, stock appreciation rights and other awards or acceleration of the term with respect to which the achievement of performance targets for performance units is determined in the event of a change in control of the Company, other fundamental changes in the corporate structure of the Company, the death of the participant or such other events as the Committee may determine. The Committee may provide that certain awards may be exercised in certain events after the termination of employment or death of the participant.

     The Committee may condition a grant upon the participant's agreement that in the event of certain occurrences, which may include a participant's competition with, unauthorized disclosure of confidential information of, or violation of the applicable business ethics policy or other business policies of the Company or any of its affiliates, the awards paid to the participant within six months prior to the termination of employment of the participant (or their economic value) may be subject to forfeiture at the Committee's option.

ADJUSTMENTS, MODIFICATIONS, TERMINATION

     The 1997 Omnibus Plan gives the Committee discretion to adjust the kind and number of shares available for awards or subject to outstanding awards, the option price of outstanding options, and performance targets for, and payments under, outstanding awards of performance units in the event of mergers, recapitalizations, stock dividends, stock splits or other relevant changes. However, the Company's By-laws currently provide that neither the Board nor a Board Committee may reprice options already issued and outstanding without prior approval of the Company's Shareholders. Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such other events as may be specified by the Committee, which may include changes in accounting practices of the Company or changes in the participant's title or employment responsibilities. The 1997 Omnibus Plan also gives the Board the right to terminate, suspend or modify the 1997 Omnibus Plan, except that amendments to the 1997 Omnibus Plan are subject to Shareholder approval if needed to comply with the incentive stock option provisions of Federal tax laws. Under the 1997 Omnibus Plan, the Committee may cancel outstanding options and stock appreciation rights generally in exchange for cash payments to the participants in the event of certain dissolutions, liquidations, mergers, statutory share exchanges or other similar events involving the Company.

B. OUTSIDE DIRECTOR OPTIONS

AGREEMENTS

     The 1997 Omnibus Plan provides that all options granted under the Plan be subject to agreements governing the terms and conditions of the awards. Such agreements will be entered into by the Outside Directors and the Company on or after the time the options are granted. Any shares of Common Stock subject to an option under the 1997 Omnibus Plan that are not used because the terms and conditions of the option are not met may be reallocated under the Plan as though they had not previously been awarded.

TYPES OF AWARDS

     There are two types of automatic option grants under the terms of the 1997 Omnibus Plan: Initial Outside Director Options and Annual Outside Director Options.

     Initial Outside Director Options

     Each Outside Director first elected or appointed to the Board is entitled to receive a single grant of an option, on the date such director first becomes a director, to purchase 20,000 shares of Common Stock.

     Subject to the prior expiration of an Initial Outside Director Option as described below, these options vest and become exercisable six months after the date of grant. In the event of a change in control of the Company (as defined in the 1997 Omnibus Plan) or the death of an Outside Director, certain Initial Outside Director Options held by such individual or his or her legal representative that was not previously exercisable shall become immediately exercisable in full.

     Annual Outside Directors Options

     For each Annual Meeting of Shareholders during the term of the 1997 Omnibus Plan, each Outside Director serving as an Outside Director of the Company immediately following such Annual Meeting shall be granted, by virtue of serving as an Outside Director of the Company, a nonstatutory stock option to purchase 7,500 shares of Common Stock (each, an "Annual Outside Director Option"). Such Annual Outside

Directors Options shall be deemed to be granted to each Outside Director immediately after such Annual Meeting and shall be granted regardless of whether or not such Outside Director previously received, or simultaneously receives, an Initial Outside Director Option. Initial Outside Director Options and Annual Outside Director Options together are hereinafter sometimes referred to as "Outside Director Options."

     Annual Outside Director Options shall vest and become exercisable on the January 1st following the date of grant. Each such option, to the extent exercisable, shall be exercisable in whole or in part.

     In the event of a change in control of the Company or the death of an Outside Director, any future grants of Annual Outside Director Options held by such individual or his or her legal representative that was not previously exercisable shall become immediately exercisable in full.

     Termination of Outside Director Options

     Each Outside Director Option granted pursuant to the 1997 Omnibus Plan and all rights to purchase Common Stock thereunder shall terminate on the earliest of:

          (i) ten years after the date such option is granted;

          (ii) the expiration of the period specified in the agreement after the death or permanent disability of an Outside Director;

          (iii) the date, if any, fixed for cancellation pursuant to the 1997 Omnibus Plan (e.g., in the event of a dissolution, liquidation or merger, etc.); or

          (iv) ninety days after the date the Outside Director ceases to be a director of the Company; provided, however, that the option shall be exercisable during this 90-day period only to the extent that the option was exercisable as of the date the person ceases to be an Outside Director unless the cessation results from the director's death or permanent disability. Notwithstanding the preceding sentence, if an Outside Director who resigns or whose term expires then becomes a consultant or employee of the Company within ninety days of such resignation or term expiration, the Outside Director Options of such person shall continue in full force and effect.

     In no event shall such option be exercisable at any time after its original expiration date. When an option is no longer exercisable, it shall be deemed to have lapsed or terminated and will no longer be outstanding.

     Purchase Price and Exercise of Outside Director Options

     All Outside Director Options granted pursuant to the Plan are nonstatutory stock options and the price per share of Common Stock subject to an Outside Director Option is 100% of the fair market value of the Company's Common Stock on the date of grant as defined in the 1997 Omnibus Plan.

     An Outside Director Option may be exercised in whole or in part by delivery of a written notice of exercise accompanied by payment in full of the exercise price in cash, in shares of previously acquired Common Stock having a fair market value at the time of exercise equal to the exercise price or a combination thereof.

     During the lifetime of an Outside Director only the Outside Director or his or her guardian or legal representative may exercise the option. An option may be assignable or transferable by the Outside Director to the extent authorized by the Committee. An option may be exercised after the death or permanent disability of the Outside Director by such individual's legal representatives, heirs, or legatees, but only within the period specified in the agreement relating to such Outside Director Options.

     Other Awards

     The Committee, in its discretion, may grant options or other Awards to an Outside Director, but only in substitution for Outside Director Options held by that director. To date no such awards have been granted and none are currently contemplated.

ADJUSTMENTS, MODIFICATIONS, TERMINATION

     The Committee may provide for the accelerated exercisability of Outside Director Options in the event of a change in control of the Company, other fundamental changes in the corporate structure of the Company, the death of the Outside Director or such other events as the Committee may determine. The Committee may also provide that certain awards may be exercised in certain events after the termination of services of the Outside Director or the death of the recipient.

     In addition, the termination of an Outside Director's award may be waived in the event that the Outside Director enters into a consulting or other advisory role with the Company which may, in some cases, involve entering into a non-compete agreement with the Company.

FEDERAL TAX CONSIDERATIONS

     The Company has been advised by its counsel that awards made under the 1997 Omnibus Plan generally will result in the following tax events for United States citizens under current United States Federal income tax laws:

RESTRICTED AND UNRESTRICTED STOCK

     Unless the participant files an election to be taxed under Section 83(b) of the Code, (a) the participant will not realize income upon the grant of restricted stock, (b) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, when the restrictions have been removed or expire, and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the participant and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

     With respect to awards of unrestricted stock, (a) the participant will realize ordinary income and the Company will be entitled to a corresponding deduction upon the grant of the unrestricted stock, and (b) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of grant.

     When the participant disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

INCENTIVE STOCK OPTIONS

     No taxable income to a participant will be realized, and the Company will not be entitled to any related deduction, at the time any incentive stock option is granted under the 1997 Omnibus Plan. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods.

     Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (a "disqualifying disposition"), such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the participant pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the participant will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.

     The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes an incentive stock option will be treated as if it were a non-statutory stock option, the tax consequences of which are discussed below.

NONSTATUTORY STOCK OPTIONS

     A participant will realize no taxable income, and the Company will not be entitled to any related deduction, at the time any nonstatutory stock option is granted under the 1997 Omnibus Plan. At the time shares are transferred to the participant pursuant to the exercise of a nonstatutory stock option, the participant will realize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the participant will be taxed as a capital gain or loss.

STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS

     Generally (a) the participant will not realize income upon the grant of a stock appreciation right or performance unit award, (b) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash, shares of Common Stock or a combination of cash and shares are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance unit award and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date they are received. The Federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described above with respect to a disposition of unrestricted shares.

WITHHOLDING

     The 1997 Omnibus Plan permits the Company to withhold from cash awards, and to require a participant receiving Common Stock under the 1997 Omnibus Plan to pay the Company in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares delivered to such participant or a surrender to the Company of shares then owned by the participant.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 OMNIBUS PLAN

            PROPOSAL TO AMEND THE FSI EMPLOYEES STOCK PURCHASE PLAN
                           (ITEM 3 ON THE PROXY CARD)

     The Board of Directors recently approved an amendment to the Company's Employees Stock Purchase Plan, as amended, (the "Stock Plan"), increasing the number of shares reserved thereunder from 1,800,000 to 2,050,000. The Shareholders are being asked to approve this amendment at the Meeting.

PURPOSE

     The purpose of the Stock Plan is to permit eligible employees (including officers) to purchase Common Stock of the Company through payroll deductions at a specified percentage of the Common Stock's fair market value. The Stock Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

ADOPTION OF THE STOCK PLAN AND PRIOR AMENDMENTS

     In 1990, the Company adopted the Stock Plan and reserved 200,000 shares for issuance thereunder. At the 1991 Annual Meeting of Shareholders, the number of shares of Common Stock reserved under the Stock Plan was increased to 400,000 shares. At the 1992 Annual Meeting of Shareholders, the number of shares available for distribution was increased to 600,000, and at the 1993 Annual Meeting of Shareholders, the number of shares available for distribution was increased to 1,000,000. At the 1995 Annual Meeting, the number of shares authorized under the Plan was increased from 1,000,000 to 1,200,000 and the definition of "Affiliate" was modified to allow the Board discretion in determining which affiliates of the Company (and therefore its employees) would be eligible to participate in the Stock Plan. At the 1998 Annual Meeting, the number of shares authorized was increased to 1,550,000. At the 1999 Annual Meeting, the number of shares authorized was increased to 1,800,000.

ADMINISTRATION

     The Stock Plan is administered by the Compensation Committee of the Board (the "Stock Plan Committee"), consisting of not less than three members. Current members of the committee are Messrs. Bernards, Glarner and Wofford. No person may participate in the Stock Plan while a member of the Stock Plan Committee, and no person shall become a member of the Stock Plan Committee, if, within one year prior to becoming a member, that person shall have been eligible (i) to be a participant in the Stock Plan, or (ii) for selection as a person to whom stock might be allocated or to whom stock options or stock appreciation rights might be granted pursuant to any other plan of the Company or any of its affiliates entitling the participants therein to acquire stock, stock options or stock appreciation rights of the Company or any of its affiliates. Subject to the express provisions of the Stock Plan, the Compensation Committee, by majority action, is authorized to interpret, prescribe, amend and rescind rules relating to the Stock Plan, and to make all other determinations necessary or advisable for administration of the Stock Plan.

ELIGIBILITY AND NUMBER OF SHARES

     Up to 1,800,000 shares of Common Stock are available for distribution under the Stock Plan (of which approximately 1,534,587 have already been distributed), subject to appropriate adjustments by the Stock Plan Committee in the event of certain changes in the outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, recapitalization or reclassification. If the amendment to the Stock Plan is approved by the Shareholders, up to an additional 250,000 shares of Common Stock will be available for distribution under the Stock Plan (subject to adjustments as described above). Shares delivered pursuant to the Stock Plan shall be newly issued Common Stock of the Company.

     Any employee of the Company or its subsidiaries (including officers and any directors who are also employees) is eligible to participate in the Stock Plan so long as such employee was employed on the fifteenth day of the month immediately preceding the first day of a stock purchase period (January 1st or July 1st) under the Stock Plan.

     No eligible employee may be granted the right to purchase Common Stock under, or otherwise participate in, the Stock Plan if after the purchase such employee would own (or have the right to purchase) stock of the Company possessing five percent or more of the total combined voting power or value of all classes of stock of the Company.

     As of December 1, 2000, approximately 825 employees were eligible to participate in the Stock Plan.

PARTICIPATION

     An eligible employee who elects to participate in the Stock Plan may contribute funds for the purchase of Common Stock under the Stock Plan by electing to direct his or her employer to withhold from one to 10 percent of that employee's "Base Earnings" (as defined in the Stock Plan).

     A participant may elect to reduce (but not increase) the rate of withholding or to make no further deductions all as set forth in greater detail in the Stock Plan. Amounts withheld are held by the participant's employer until the end of the applicable stock purchase period (January 1 to June 30 and July 1 to December 31) and are automatically applied to purchase Common Stock of the Company unless the participant elects in writing to receive a refund pursuant to rules adopted by the Stock Plan Committee and as set forth in the Stock Plan.

PURCHASE OF STOCK

     Amounts withheld from (and not refunded to) a participant in the Stock Plan are used to purchase Common Stock of the Company as of the last business day of the stock purchase period at a price equal to 85 percent of the lesser of the fair market value (as defined in the Stock Plan) of a share of Common Stock on either the first or last business day of the stock purchase period. All amounts so withheld are used to purchase the largest number of full shares of Common Stock purchasable with such amount, unless the participant has properly notified the Stock Plan Committee in advance that he or she elects to have less than the entire amount contributed by such participant used to purchase shares in the Stock Plan or to receive the entire amount in cash. Any amount not capable of being used to purchase full shares of Common Stock will be carried over to the next stock purchase period for the account of the participant or distributed to the participant if he or she is not participating in the Plan.

     As soon as practicable after the close of the stock purchase period, the Company is required to issue to an agent on behalf of all Participants in the Stock Plan a single certificate representing the respective shares of Common Stock purchased under the Stock Plan, at which time participants shall have privileges as Shareholders with respect to such shares.

     No participant in the Stock Plan may purchase Common Stock under the Stock Plan and all other employee stock purchase plans of the Company and any subsidiaries at a rate in excess of $25,000 of the fair market value of such stock (determined at the time the option to purchase stock is granted) for the calendar year in which any such option to purchase stock granted to such participant is outstanding at any time.

DEATH, DISABILITY, RETIREMENT OR OTHER TERMINATION OF EMPLOYMENT

     No shares of Common Stock may be purchased by a participant with respect to a stock purchase period if the participant's employment terminates more than three months prior to the end of such stock purchase period. Any amount withheld from or otherwise contributed by such a participant during the stock purchase period is repaid to the participant with interest due, if any. If a participant dies at any time during a stock purchase period, any amount withheld from or otherwise contributed by such a participant is repaid to the participant's personal beneficiary with interest due, if any.

RIGHTS NOT TRANSFERABLE

     The rights of a participant in the Stock Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Stock Plan is assumable, transferable or subject to any lien, directly or indirectly, by operation of law or otherwise.

AMENDMENT OR MODIFICATION

     The Board of Directors of the Company may at any time terminate, amend or modify the Stock Plan, provided that approval by the Shareholders of the Company is required to (i) increase the total amount of Common Stock awarded under the Stock Plan (except for adjustments in the outstanding shares of Common Stock by reason of a stock dividend or split, combination, recapitalization, or reclassification), (ii) change the class of employees eligible to participate in the Stock Plan, (iii) withdraw the administration of the Stock Plan from the Plan's Committee, (iv) permit any member of the Stock Plan Committee to be eligible to participate in the Stock Plan or (v) extend the duration of the Stock Plan.

FEDERAL TAX CONSIDERATION

     The Company has been advised by its counsel that the stock acquired under the Stock Plan generally will result in the following tax events for United States citizens under current United States Federal Income Tax laws: No income will be recognized by participants due to their purchase of shares under the Stock Plan until the disposal of those shares. Participants who hold their shares for more than eighteen months will have ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price paid by the participant or (ii) 15% of the fair market value of the shares on the first day of the applicable stock purchase period. If the holding period has been satisfied when the participant disposes of the shares, the Company will not be entitled to any deduction in connection with the disposition of the shares.

     Participants who dispose of their shares within the eighteen-month period after the shares are transferred to them will be considered to have realized ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the date they were purchased by the participant and the price paid by the participant. If such dispositions occur, the Company generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized as ordinary income.

     Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of their disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the Stock Plan in excess of the basis will be a capital gain or loss.

RESTRICTION ON RESALE

     Certain officers and directors of the Company are deemed to be "affiliates" of the Company as that term is defined under the Securities Act. Common Stock acquired under the Stock Plan by an affiliate may only be reoffered or resold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     Shareholder proposals intended to be considered at the Annual Meeting of Shareholders for the fiscal year ended August 25, 2001 that are requested to be included in the proxy statement for the Annual Meeting must be received by the Company no later than August 20, 2001. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. A Shareholder who may be interested in submitting such a proposal is advised to contact legal counsel familiar with the detailed requirements of the applicable rules and regulations. Any other shareholder proposals intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company at its principal executive office no later than 90 days before the first anniversary of this year's Annual Meeting date, unless next year's meeting is more than 30 days before or after such anniversary, in which case notice must be received not less than 90 days in advance or, if later, within 10 days of the first public announcement of the meeting date.

                                 ANNUAL REPORTS

     THE ANNUAL REPORT OF THE COMPANY FOR FISCAL 2000 INCLUDING FINANCIAL STATEMENTS IS BEING MAILED WITH THIS PROXY STATEMENT AND SUCH REPORT INCLUDES THE COMPANY'S FORM 10-K ANNUAL REPORT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED AUGUST 26, 2000. EXCEPT AS EXPRESSLY PROVIDED IN THE FORM 10-K REPORT, THE ANNUAL REPORT IS NOT TO BE DEEMED A PART OF THE PROXY SOLICITATION MATERIAL AND IS NOT INCORPORATED HEREIN BY REFERENCE.

                                            By Order of the Board of Directors

                                            /s/ LUKE R. KOMAREK
                                            Luke R. Komarek
                                            Secretary

                                   APPENDIX A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                       OF
                            FSI INTERNATIONAL, INC.

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors.

     - Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the Nasdaq Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board on the recommendation of the Nomination Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee will establish a communication process with management and the independent auditors if any significant matters arise during the auditors' limited quarterly reviews.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management and the independent auditors consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

     4. Review with financial management and the independent auditors any significant matters which arise out of the Company's quarterly financial statements review based upon the auditors' limited review. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     8. Review the independent auditors audit plan -- discuss scope, staffing, locations, reliance upon management and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     Other Audit Committee Responsibilities

     11. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     12. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     13. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                             FSI INTERNATIONAL, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Donald S. Mitchell, Patricia M. Hollister and Luke R. Komarek, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes such Proxies to represent and to vote, as designated below, all the shares of common stock of FSI International, Inc. held of record by the undersigned on December 4, 2000, at the Annual Meeting of Shareholders to be held on January 24, 2001, or any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE THIS PROXY IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

        (Continued, and to be completed and signed on the reverse side.)

                             FSI INTERNATIONAL, INC.

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3

                                            For    Withhold     For All
                                            All       All       Except
1.  ELECTION OF THREE CLASS II DIRECTORS.   / /       / /         / /     3. APPROVAL OF THE AMENDMENT       For   Against   Abstain
    Nominees to serve as Class II                                            TO THE FSI INTERNATIONAL, INC.  / /     / /       / /
    Directors for a three year term and                                      EMPLOYEES STOCK PURCHASE PLAN,
    until their respective successors                                        as described in the
    shall be elected and qualified are:                                      accompanying Proxy Statement.

    01 JOEL A. ELFTMANN
    02 WILLEM D. MARIS
    03 KRISHNAMURTHY RAJAGOPAL

    (To withhold authority to vote for any
    individual nominee, write that nominee's name and number on the line provided below and mark the appropriate box.

    ----------------------------------------                               Please sign exactly as name appears on the
                                                                           proxy card. When shares are held by joint
 2.  APPROVAL OF THE AMENDMENT TO THE          For   Against   Abstain     tenants, both should sign. When signing as
     FSI INTERNATIONAL, INC. 1997              / /     / /       / /       attorney, executor, administrator, trustee
     OMNIBUS STOCK PLAN, as described                                      or guardian, please give full title as such.
     in the accompanying Proxy Statement.                                  If a corporation, please sign in full
                                                                           corporate name by president or other
                                                                           authorized officer. If a partnership, please
                                                                           sign in partnership name by an authorized
                                                                           person.

                                                                           --------------------------------------------------------
                                                                             (Signature)

                                                                           --------------------------------------------------------
                                                                             (Signature, if held jointly)

                            - FOLD AND DETACH HERE -